SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 30, 2007
Date of Report (Date of earliest event reported)
Energy Transfer Partners, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11727 (Commission File Number)	73-1493906 (IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(a)	On October 25, 2007, Energy Transfer Partners, L.P. (“ETP”) entered into agreements with Brian J. Jennings, Jerry J. Langdon and Thomas P. Mason related to the grant of equity awards related to common units of Energy Transfer Equity, L.P. (“ETE”).
The agreement with Mr. Jennings, ETP’s Chief Financial Officer, provides that ETP is obligated to convey to Mr. Jennings an aggregate of 300,000 common units of ETE, subject to vesting at 20% of the aggregate number of ETE common units on each anniversary of March 1, 2007, based on continued employment with ETP on each such anniversary date. The unvested portion of the equity award will become 100% vested upon a change of control of ETP. The agreement also provides that ETP is obligated to make cash payments to Mr. Jennings in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Jennings’s equity award. A partnership controlled by John W. McReynolds, the President of ETE, has entered into an agreement with ETP pursuant to which this partnership has agreed to satisfy ETP’s obligations under the equity award agreement between ETP and Mr. Jennings.
The agreement with Mr. Langdon, ETP’s Chief Administrative and Compliance Officer, provides that ETP is obligated to convey to Mr. Langdon an aggregate of 100,000 common units of ETE, subject to vesting at 20% of the aggregate number of ETE common units per year, on each anniversary of July 1, 2007, based on continued employment with ETP on each such anniversary date. The unvested portion of the equity award will become 100% vested upon a change of control of ETP. The agreement also provides that ETP is obligated to make cash payments to Mr. Langdon in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Langdon’s equity award. A partnership controlled by John W. McReynolds, the President of ETE, has entered into an agreement with ETP pursuant to which this partnership has agreed to satisfy ETP’s obligations under the equity award agreement between ETP and Mr. Langdon.
The agreement with Mr. Mason, ETP’s General Counsel, provides that ETP is obligated to convey to Mr. Mason an aggregate of 275,000 common units of ETE, subject to vesting at 20% of the aggregate number of ETE common units on each anniversary of January 1, 2007, based on continued employment with ETP on each such anniversary date. The unvested portion of the equity award will become 100% vested upon a change of control of ETP. The agreement also provides that ETP is obligated to make cash payments to Mr. Mason in the same amounts and at the same times as the cash distributions ETE makes on a number of ETE common units equal to the unvested portion of Mr. Mason’s equity award. A partnership controlled by John W. McReynolds, the President of ETE, has entered into an agreement with ETP pursuant to which this partnership has agreed to satisfy ETP’s obligations under the equity award agreement between ETP and Mr. Mason.
(b)	On October 25, 2007, Kelcy L. Warren, the Chief Executive Officer of ETP, voluntarily determined to reduce his salary to an annual amount of $1.00 plus the amount allocated to Mr. Warren for health and welfare benefits under ETP’s health and welfare plans. Mr. Warren has also determined that he will not accept any cash bonus for fiscal 2007 nor any future equity awards under ETP’s Amended and Restated 2004 Unit Plan.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Partners, L.P.
By:	Energy Transfer Partners GP, L.P., General Partner

By:	Energy Transfer Partners, L.L.C., General Partner

Date: October 30, 2007	/s/ Brian J. Jennings
Brian J. Jennings
Chief Financial Officer and officer duly authorized to sign on behalf of the registrant